Exhibit (s)
Calculation of Filing Fee Tables
Form N-2
(Form Type)
Blue Owl Credit Income Corp.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Debt	% Notes due	457(o)	$750,000,000	—	$750,000,000	0.014760%	$110,700	—	—	—	—
Fees Previously Paid	Debt	% Notes due	457(o)	$750,000,000	—	$750,000,000	—	$110,700	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
Total Offering Amounts						$750,000,000		$110,700
Total Fees Previously Paid								$110,700
Total Fee Offset								$—
Net Fee Due								$0
(1)Calculated pursuant to Rule 457(o) and previously paid in connection with the filing of the Registrant’s registration statement on Form N-2 (File No. 333-280508) as filed with Securities and Exchange Commission on June 26, 2024.